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                                                                   Exhibit 10.23


                       VOLUNTARY NON-COMPETITION AGREEMENT

WHEREAS, Allstate is engaged throughout the United States in the provision of personal property, casualty and life insurance; and

WHEREAS, Robert W. Gary ("Mr. Gary") has been the President of Allstate, Personal Lines for six years and has been a valued member of the Senior Management Team of Allstate for several years and has, as a result been in a position with Allstate which exposes him to virtually all of Allstate's Confidential Business Information as described in Section 4 of this Agreement; and

WHEREAS, Mr. Gary is retiring from his position as President;

Allstate and Mr. Gary agree as follows:

In consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby mutually acknowledged, Allstate Insurance Company ("Allstate") on its own behalf and on behalf of its officers, directors, agents, servants, employees, stockholders and assigns, its subsidiaries, parents and affiliates, and all other persons, firms, associations and corporations jointly or severally liable with it, and Mr. Gary, presently an employee of Allstate, do hereby enter into this Voluntary Non-Competition Agreement ("Agreement") and do hereby mutually covenant and agree as follows:

          1. As of the close of business on December 31, 1999, Mr. Gary shall retire from Allstate. Following Mr. Gary's retirement on December 31, 1999, Allstate shall pay to Mr. Gary $43,175 per month, subject to federal, state, and other applicable tax deductions beginning January 1, 2000 through December 31, 2000. Should Mr. Gary die after January 1, 2000 and on or before all payments have been made pursuant to this paragraph, the total unpaid balance of the payments provided for in this paragraph shall be paid in a lump sum to Mr. Gary's estate.

          2. The exercisability of the Awards granted to Mr. Gary under The Allstate Corporation Equity Incentive Plan ("the Plan") on or prior to December 30, 1999 shall be accelerated to December 31, 1999.

          3. Without limiting the effect of any other provision of this Agreement, the payments referred to in this Agreement shall not restrict Mr. Gary's right to seek employment apart from Allstate, or its subsidiaries, or to accept such employment, so long as, until December 31, 2000, such employment is not in a competitive business. For purposes of this Agreement, "competitive business" means any entity which 1) on the basis of total premiums for personal lines on a state by state basis as


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               available from A. M. Best for 1999 is one of the three largest personal lines insurance entities in any state of the United States; and any entity which 2) on the basis of total premiums for personal lines on a national basis (50 state) as available from A. M. Best for 1999 is one of the ten largest personal lines insurance entities in the United States. It is expressly agreed by the parties that, notwithstanding the foregoing, Mr. Gary's ownership of not more than five percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, in and of itself, be deemed inconsistent with this paragraph.

          4. As used in this Agreement, "Confidential Business Information" shall mean any proprietary information, and copyrighted information, relating to the business or affairs of Allstate or its products, regardless of media or form, including but not limited to, product development and marketing strategies and business strategies; provided, however, Confidential Business Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Mr. Gary or breach of this Agreement. Mr. Gary will forever hold in strict confidence all such information and shall notify Allstate promptly should he become aware of any unauthorized disclosure of such information. Mr. Gary acknowledges that Allstate's Confidential Business Information is vital, sensitive, confidential and proprietary to Allstate.

          5. This Agreement contains the entire agreement between the parties, and each acknowledge that there are no other agreements or understandings between them except as expressly provided for herein. This Agreement is to be governed by the law of the State of Illinois.

          6. In order for Allstate to effectively prevent the disclosure of its Confidential Business Information, Mr. Gary agrees to notify Allstate, as soon as possible, if he is either subpoenaed to provide documents and/or testimony or is otherwise required by law to provide documents and/or testimony wherein Mr. Gary reasonably believes that the information he will be required to disclose contains Allstate's Confidential Business Information.

IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement on this 9th day of December, 1999.


                                    /S/ROBERT W. GARY
                                    -----------------


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                                    Robert W. Gary

                                    ALLSTATE INSURANCE COMPANY

                                    By: /S/ROBERT W. PIKE
                                        -----------------




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